Exhibit 99.3


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders Of
MEMCO SOFTWARE LTD.

We have audited the accompanying consolidated balance sheets of MEMCO SOFTWARE LTD. As of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Israel and in the United States including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1998, and the results of its operations, and its cash flows for each of the years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Luboshitz, Kasierer & Co.
                                                 Luboshitz, Kasierer & Co.
                                                 Member Firm of Arthur Andersen

Tel-Aviv, March 25, 1999

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology International, inc.:

     We have audited the accompanying consolidated balance sheets of PLATINUM technology International, inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Mastering, Inc. and Logic Works, Inc., wholly-owned subsidiaries, which statements reflect total assets constituting 13 percent in 1997, and total revenues constituting 12 percent and 12 percent in 1997 and 1996, respectively, of the related consolidated totals. We also did not audit the financial statements of Memco Software, Ltd., a wholly-owned subsidiary, which statements reflect total assets constituting 8 percent in 1998 and 8 percent in 1997, and total revenues constituting 4 percent, 4 percent and 3 percent in 1998, 1997 and 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts for Mastering, Inc., Logic Works, Inc. and Memco Software, Ltd., is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology International, inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                                    /s/ KPMG LLP


Chicago, Illinois
March 29, 1999


            PLATINUM technology International, inc. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                             As of December 31,
                                                             ------------------
                                                               1998       1997
                                                             ---------  -------
                                     ASSETS
Current assets:
    Cash and cash equivalents............................  $  226,252 $  241,804
    Short-term investment securities.....................      79,241     97,386
    Trade accounts receivable, net of allowances
     of $5,715 and $4,902................................     306,751    237,862
    Installment accounts receivable, net of allowances..
     of $526 and $878....................................      45,568     30,043
    Accrued interest and other current assets............      47,634     35,929
    Refundable income taxes..............................         787        753
                                                            ---------  ---------
        Total current assets.............................     706,233    643,777
                                                            ---------  ---------

Non-current investment securities........................      36,041     46,256
Property and equipment, net..............................     103,150     94,693
Purchased and developed software, net....................     183,775    117,213
Excess of cost over net assets acquired, net of
accumulated amortization of $27,270 and $15,975..........      90,131     52,759
Non-current installment receivables, net of allowances
of $1,374 and $1,616.....................................      68,210     21,912
Other assets.............................................      28,019     41,354
                                                            ---------  ---------
        Total assets.....................................  $1,215,559 $1,017,964
                                                            ========= ==========

                       LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
    Acquisition-related payables.........................  $   33,245 $  15,717
    Income taxes payable.................................       7,888     4,165
    Accounts payable.....................................      37,837    24,324
    Accrued commissions and bonuses......................      21,928    16,237
    Accrued royalties....................................      13,182     4,571
    Accrued restructuring costs..........................       2,390     7,391
    Other accrued liabilities............................      80,702    61,140
    Current maturities of long-term obligations..........       1,392     1,649
    Deferred revenue.....................................     166,880   128,680
                                                            ---------  ---------
        Total current liabilities........................     365,444   263,874
                                                            ---------  ---------
Acquisition-related payables.............................       6,388    18,320
Deferred revenue.........................................      95,959    61,847
Deferred rent............................................       6,762     6,197
Accrued restructuring costs..............................       5,285    21,930
Deferred income taxes....................................       5,261       --
Long-term obligations, net of current maturities.........     267,685   268,065
                                                            ---------  ---------
        Total liabilities................................     752,784   640,233
                                                            ---------  ---------

Stockholders' equity:
    Class II preferred stock, $.01 par value;  authorized
     10,000 shares,  issued and outstanding 1,768 shares
     in 1998.............................................         18         --
    Subscribed Class II preferred stock, $.01 par
     value; 1,768 shares subscribed in 1997..............         --         18

    Common stock, $.001 par value; authorized 180,000
     shares, issued and outstanding 100,599 and 92,031...        101         92
    Paid-in capital......................................    903,412    754,043
    Accumulated deficit..................................   (432,619)  (365,204)
    Deferred compensation................................         --       (102)
    Accumulated other comprehensive loss.................     (3,948)    (4,616)
    Treasury stock.......................................     (4,189)    (6,500)
                                                           ----------  ---------
        Total stockholders' equity.......................    462,775    377,731
                                                           ---------- ----------
        Total liabilities and stockholders' equity....... $1,215,559 $1,017,964
                                                          ========== ===========

          See accompanying notes to consolidated financial statements.


            PLATINUM technology International, inc. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                  Years Ended December 31,
                                              1998         1997         1996
                                           ----------   ----------   ----------
Revenues:
     Software products................... $  560,060   $  433,131   $  298,431
     Maintenance.........................    176,246      141,870      115,214
     Professional services...............    254,534      189,154      150,184
                                           ----------   ----------   ----------
          Total revenues.................    990,840      764,155      563,829
                                           ----------   ----------   ----------
Costs and expenses:
     Professional services...............    235,914      170,847      145,443
     Product development and support.....    255,069      210,650      174,002
     Sales and marketing.................    339,920      274,250      222,710
     General and administrative..........     66,517       53,153       43,736
     Amortization of excess cost over
      net assets acquired................     14,105        6,360        5,317
     Special general and administrative
      charges............................     10,982       13,513        1,978
     Restructuring charges...............    (10,964)      55,829       16,312
     Merger costs........................     40,065        8,927        5,782
     Acquired in-process technology......     69,471       67,904       49,451
                                           ----------   ----------   ----------
          Total costs and expenses.......  1,021,079      861,433      664,731
                                           ----------   ----------   ----------
Operating loss...........................    (30,239)     (97,278)    (100,902)
Other income (expense), net..............       (651)       2,304        8,357
                                           ----------   ----------   ----------
Loss from continuing operations before
 income taxes............................    (30,890)     (94,974)     (92,545)
Income tax expense (benefit).............     32,618       19,347       (8,679)
                                           ----------   ----------   ----------
Net loss from continuing operations......    (63,508)    (114,321)     (83,866)
Discontinued operations:
     Loss from discontinued operations,
       net of tax benefit of $1,196
       and $2,721........................         --       (1,858)      (3,610)
     Gain on disposal, net of tax
       expense of $394 and $40...........         --          833          198
                                           ----------   ----------   ----------
          Total discontinued operations..         --       (1,025)      (3,412)
                                           ----------   ----------   ----------
Net loss................................. $  (63,508)   $(115,346)  $  (87,278)
                                           ==========   ==========   ==========
Basic and diluted earnings per share:
     Net loss from continuing operations. $    (0.65) $     (1.28) $     (1.04)
     Discontinued operations.............         --        (0.01)       (0.04)
                                           ----------   ----------   ----------
     Net loss............................ $    (0.65) $     (1.29) $     (1.08)
                                           ==========   ==========   ==========
     Shares used in computing per share
     amounts.............................     97,115       89,438       80,675


          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (in thousands)

                                                 Years Ended December 31,
                                              1998         1997         1996
                                           ----------   ----------   ----------
Net loss.................................  $ (63,508)   $(115,346)   $ (87,278)
Other comprehensive income (loss):
   Foreign currency translation
    adjustment...........................        856       (3,786)      (2,094)
                                           ----------   ----------   ----------
   Unrealized holding gains (losses) on
    marketable securities:
      Unrealized  holding gains (losses)
       arising during the period,  net of
       tax expense (benefit) of $(125),
       $161 and $20 during 1998, 1997
       and 1996, respectively............       (188)         241           30
      Less reclassification  adjustment
       for gains included in net loss,
       net of tax expense of $0, $17
       and $13 during 1998, 1997 and
       1996, respectively................         --          (27)         (19)
                                           ----------   ----------   ----------
         Change in unrealized holding
          gains (losses) for the period..       (188)         214           11
                                           ----------   ----------   ----------
Comprehensive loss.......................    $(62,840)  $(118,918)    $(89,361)
                                           ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.


            PLATINUM technology International, inc. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                        Years Ended December 31,
                                  1998              1997           1996
                            --------------    ---------------  --------------
                            Shares  Amount    Shares  Amount   Shares  Amount
                            ------  ------    ------  ------   ------  ------
Preferred stock:
  Balance at beginning
   of year................  1,768  $    18      --    $   --     --   $  --

  Preferred stock
   subscribed............. (1,768)     (18)    1,768       18    --      --
  Issuance of preferred
   stock..................  1,768       18       --       --     --      --
                           ------  -------    ------  -------  ------  ------
  Balance at end of year..  1,768  $    18     1,768  $    18    --      --
                           ======  =======    ======  =======  ======  ======

Common stock:
  Balance at beginning
   of year..............   92,031  $    92    87,316       87   $75,646    76
  Exercise of stock
   options..............    3,344        3     1,872        2       892     1
  Issuance of common
   stock under Stock
   Purchase Plan........    1,585        2       973        1       282    --
  Issuance of common
   stock................    3,637        4     1,869        2    10,496    10
  Conversion of
   subordinated notes...        2       --         1       --        --    --
                          -------  -------    ------  -------    ------ -------
  Balance at end of year  100,599  $   101    92,031  $    92    87,316 $  87
                          =======  =======    ======  =======    ====== =======

Paid-in capital:
  Balance at beginning
   of year..............           $754,043           $658,972         $504,953
  Exercise of stock
   options..............             36,350             11,807            4,152
  Income tax benefit
   related to stock
   options......                         --              3,233            1,297
  Issuance of common
   stock under Stock
   Purchase Plan                     24,358             12,503            2,791
  Issuance of common
   stock................             88,774             25,695          145,914
  Preferred stock
   subscribed...........            (41,848)            41,848               --
  Issuance of
   preferred stock......             41,848                 --               --
  Amortization of
   shelf registration
   costs.........                      (149)               (25)            (135)
  Conversion of
   subordinated notes...                 36                 10               --
                                   ---------         ----------       --------
  Balance at end of year           $903,412          $  754,043      $ 658,972
                                   =========         ==========       ========
Accumulated deficit:
  Balance at beginning
   of year..............           $(365,204)         $ (249,798)     $(161,419)
  Net loss..............             (63,508)           (115,346)       (87,278)
  Adjustment for
   immaterial pooled
   businesses...........              (3,522)              1,014             45
  Other.................                  --                  --         (1,006)
  Adjustment  to
   conform fiscal
   years of pooled
   businesses...........                (385)             (1,074)          (140)
                                    ---------           ---------       --------
  Balance at end
   of year..............           $(432,619)         $ (365,204)     $(249,798)
                                    =========           =========      =========
Deferred compensation:
  Balance at beginning
   of year..............           $    (102)         $     (298)     $    (641)
  Amortization..........                 102                 196            343
                                    ---------             ---------       --------
  Balance at end of year           $      --          $     (102)     $    (298)
                                    =========           =========      =========

Unrealized holding gains
 (losses) on marketable
 securities:
  Balance at
   beginning of year....           $    231           $      17       $       6
  Change in unrealized
   holding gains,
   net of tax...........               (188)                214              11
                                   ---------            ---------       --------
  Balance at end of year           $     43           $     231       $      17
                                   =========            =========      =========

Foreign currency
 translation adjustment:
  Balance at
   beginning of year....           $ (4,847)          $  (1,061)      $   1,033
  Translation
  adjustment...........                 856              (3,786)         (2,094)
                                   ---------            ---------       --------
  Balance at end of year           $ (3,991)          $  (4,847)      $  (1,061)
                                   =========            =========      =========

Treasury stock:
  Balance at
   beginning of year....           $ (6,500)          $  (8,382)      $  (8,765)

  Reissuance of
   treasury stock.......              2,311               1,882             383
                                   ---------             ---------       --------
  Balance at end of year           $ (4,189)          $  (6,500)      $  (8,382)
                                   =========            =========      =========

Total stockholders'
 equity.................           $462,775           $  377,731      $ 399,537
                                   =========            =========      =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                Years Ended December 31,
                                             1998          1997         1996
                                          ----------    ----------   ----------
Cash flows from operating activities:
  Net loss............................    $ (63,508)    $(115,346)   $ (87,278)

  Adjustments to reconcile net loss
   to net cash provided by (used in)
   operating activities:
     Depreciation and amortization....       89,274        62,749       43,741
     Acquired in-process technology...       69,471        67,904       49,451
     Write-off of fixed assets,
      capitalized software and
      other intangible assets
      in conjunction with
      restructuring plan..............           --        18,197        3,440


     Recovery related to restructuring
      liability.......................      (10,964)           --           --
     Gain on sale of discontinued
      operations......................           --        (6,709)          --
     Unrealized holding gains on
      marketable equity securities....          (57)        1,277         (923)
     Realized net gain on sales of
      investment securities...........         (476)          (44)         (32)
     Write-off of capitalized software
      in connection with product
      stabilization and mergers.......           --            --          654
     Noncash compensation.............          102           296          764
  Sales of trading securities.........       13,918         9,489           --
  Changes in assets and liabilities,
    net of acquisitions:
     Trade and installment receivables     (130,892)      (66,204)     (72,560)
     Deferred income taxes............       20,718        10,602      (20,595)
     Accrued interest and other
      current assets..................      (10,397)      (10,890)      (3,077)
     Accounts payable and accrued
      liabilities.....................       54,815        37,680        6,055
     Deferred revenue.................       71,284        56,199       63,718
     Income taxes payable.............        3,570         3,573        1,390
     Other............................       (2,204)      (12,858)       4,449
                                            --------      --------     --------
           Net cash provided by (used
            in) operating activities..      104,654        55,915      (10,803)
                                            --------      --------     --------


Cash flows from investing activities:
    Purchases of investment securities     (271,904)     (140,363)     (55,188)
    Sales of available-for-sale
     securities.......................       44,884        15,789       43,763
    Maturities of investment
     securities.......................      255,758        24,383        6,968
    Purchases of property and
     equipment........................      (45,452)      (39,580)     (45,993)
    Proceeds from sale of property
     and equipment....................          185            --           --
    Proceeds from the sale of
     discontinued operations..........           --        17,500           --
    Purchased and developed software..      (90,894)      (63,781)     (42,354)
    Payments for acquisitions.........      (67,429)      (19,338)     (18,095)
    Other.............................       (1,796)       (1,800)      (4,239)
                                            --------      --------     --------
           Net cash used in investing
            activities...............      (176,648)     (207,190)    (115,138)
                                            --------      --------     --------

Cash flows from financing activities:
    Proceeds from issuance of common
     stock, net of issuance costs ...            --            --       49,973
    Proceeds from issuance of
     convertible notes, net of
     issuance costs..................            --       144,967      110,783
    Proceeds from exercise of
     stock options and Stock
     Purchase Plan...................        60,687        24,313       53,456
    Proceeds from borrowings.........            --            --        1,465
    Payments on borrowings...........        (3,720)       (5,317)     (11,471)
    Other............................          (140)         (487)      (1,109)
                                            --------      --------     --------
            Net cash provided by
             financing activities....        56,827       163,476      203,097
                                            --------      --------     --------

Adjustment to conform fiscal years
 of pooled businesses................          (385)       (1,074)        (140)
                                            --------      --------     --------
Net increase (decrease) in cash
 and cash equivalents................       (15,552)       11,127       77,016
Cash and cash equivalents at
 beginning of year...................       241,804       230,677      153,661
                                           --------      --------     --------

Cash and cash equivalents at
  end of year........................     $ 226,252     $ 241,804    $ 230,677
                                          =========     =========    =========


          See accompanying notes to consolidated financial statements.


            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Nature of Operations

     PLATINUM technology International, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help organizations manage and improve their information technology ("IT") infrastructures, which consist of data, systems and applications. The Company's products and services help IT departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications and ensuring data access and integrity. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries. Throughout 1998, the Company's software segment was organized into four business units consisting of database management, systems management, application infrastructure management, and data warehousing and decision support.


Use of Estimates

     In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.


Revenue Recognition

        Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivables is reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

     Professional service revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

     On January 1, 1998, the Company adopted AICPA Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which specifies the criteria that must be met for recognizing revenues from software sales. The adoption of SOP 97-2 in 1998 has not had a material impact on the Company's financial position or results of operations.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash Equivalents and Investment Securities

     Cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Investment securities consist primarily of corporate bonds with original maturities of less than one year, mortgage-backed and other asset-backed securities with original maturities generally ranging from three to thirty years, and marketable equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value. The consolidated financial statements reflect investment securities classified as held-to-maturity which were acquired through the Company's acquisition of Mastering, Inc. ("Mastering"), as discussed in Note 2.

     Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. For available-for-sale securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings. For securities transferred from available-for-sale to the trading classification, any unrealized holding gains or losses at the date of transfer are recognized in pre-tax earnings immediately.


Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally three to seven years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.


Purchased and Developed Software

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

     Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.


Excess of Cost Over Net Assets Acquired

     Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to 15 years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.


Fair Value of Financial Instruments and Long-Lived Assets

     The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1998 and 1997: cash and cash equivalents; trade and installment receivables; accrued interest and other current assets; refundable income taxes; acquisition-related payables; accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in Note 3, and convertible subordinated notes are discussed in Note 12.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1998 are recoverable in future periods.


Earnings Per Share

     In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which established new methods for computing and presenting earnings per share ("EPS") and replaced the presentation of primary and fully-diluted EPS with basic ("Basic") and diluted EPS. Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1998, 1997 and 1996, per share amounts have been presented under the Basic method only.

     Had the Company reported net income for the years ended December 31, 1998, 1997 and 1996, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities (not including the effects of applying the treasury stock method to outstanding stock options or the if-converted method to convertible securities):


                                       1998         1997         1996
                                    ----------   ----------   ----------
  Stock options...................  24,490,000   17,271,000   15,147,000
  Convertible subordinated
   notes (November 1996)..........   8,240,000    8,243,000      962,000
  Convertible subordinated
   notes (December 1997)..........   4,161,000      231,000           --
  Preferred stock (January 1998)..   1,705,000           --           --
                                    ----------   ----------   ----------
                                    38,596,000   25,745,000   16,109,000
                                    ==========   ==========   ==========

     Additionally, net income applicable to common stockholders for the years ended December 31, 1998, 1997 and 1996 would have been increased by adding back interest expense, net of income taxes, related to the convertible subordinated notes of $11,994,000, $5,870,000 and $501,000, respectively.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Foreign Currency Translation and Transactions

     The financial position and results of operations of the Company's foreign subsidiaries, except for foreign subsidiaries whose primary operations are conducted in the United States, are measured using the local currency as the functional currency. Assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations.


Derivative Financial Instruments

     In the ordinary course of business, the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All foreign exchange forward contracts designated and effective as hedges of firm commitments are treated as hedges.

     Forward exchange contracts are reported at fair value within short-term investment securities. Fair values of forward exchange contracts are determined using published rates. Gains and losses on the forward exchange contracts are included in other income and expense and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. Realized and unrealized holding gains and losses on the forward exchange contracts are reported within operating activities in the statement of cash flows.


Stock-Based Compensation

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.


Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Company sells installment receivables to third party finance companies in the normal course of business. During 1998, all such transactions were accounted for as sales in accordance with SFAS No. 125.


Supplemental Cash Flow Disclosure

     Income tax refunds received by the Company amounted to $445,000, $524,000 and $307,000 in 1998, 1997 and 1996, respectively. Cash paid for income taxes in 1998, 1997 and 1996 was $1,619,000, $3,379,000 and $3,819,000, respectively.
Cash paid for interest in 1998,  1997 and 1996 was  $18,206,000,  $8,826,000 and
$1,247,000, respectively.

Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1998 presentation.


2.   Acquisitions


Poolings of Interests

     On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of the Company's Common Stock, $.001 par value ("Common Stock"), which had a market value based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value") of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

     On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

     On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

     On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

     On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

     On April 21, 1998, the Company acquired all of the outstanding capital stock of Mastering, a leading provider of information technology training, in exchange for 6,497,094 shares of Common Stock, which had a Market Value of approximately $168,100,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 2,193,219 shares of Common Stock.

     On May 12, 1998, the Company acquired all of the outstanding capital stock of Learmonth and Burchett Management Systems Plc ("LBMS"), a leading provider of process management solutions, in exchange for 2,775,897 shares of Common Stock, which had a Market Value of approximately $71,900,000 at the time of the acquisition. In addition, the Company exchanged options to purchase 430,737 shares of Common Stock for outstanding LBMS stock options.

     On May 28, 1998, the Company acquired all of the outstanding capital stock of Logic Works, Inc. ("Logic Works"), a leading provider of data modeling tools, in exchange for 7,466,981 shares of Common Stock, which had a Market Value of approximately $198,342,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 1,160,609 shares of Common Stock.

     On March 29, 1999, the Company acquired all of the outstanding ordinary shares of Memco Software, Ltd. ("Memco"), a leading provider of information security software, in exchange for 13,751,923 shares of the Company's Common Stock, which had a market value (based upon the trading price of the Common Stock on the Nasdaq National Market at the close of business on the most recent trading day prior to the date of the acquisition) of approximately $135,800,000. In addition, the Company assumed stock options which converted into options to purchase 3,328,112 shares of the Company's Common Stock.

     Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1998, 1997 and 1996 amounted to $40,065,000, $8,927,000 and $5,782,000, respectively, of which $15,147,000 was included in other accrued liabilities at December 31, 1998 and $4,281,000 was included in other accrued liabilities at December 31, 1997. These costs included investment banking and other professional fees, write-downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

     The following information reconciles total revenues and net loss of the Company as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 with the amounts presented in the accompanying consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996.

                         1998                  1997                1996
                  ------------------   -------------------  -------------------
                                                Net income          Net income
                  Revenues Net loss    Revenues  (loss)     Revenue   (loss)
                  -------- --------    -------- ----------  ------- -----------
                                        (in thousands)
PLATINUM(1)......$968,206  $ (2,468)   $738,880  $(106,128)  $553,484  $(87,194)
Memco............  36,634   (41,235)     30,591      9,076     15,312     3,384
Intercompany
 eliminations(2). (14,000)  (19,805)     (5,316)   (18,294)    (4,967)   (3,468)
                  --------  --------    --------   --------   --------  --------
     Total.......$990,840  $(63,508)   $764,155  $(115,346)  $563,829  $(87,278)
                 ========  =========   ========   =========  ========  =========

(1) Represents the historical results of the Company without considering the effect of the Memco pooling of interests consummated during 1999. All merger costs are reflected in the historical results of the Company.

(2) The intercompany eliminations reflect adjustments to eliminate the effects of intercompany transactions between the Company and Memco, as well as the earnings derived from the Company's intercorporate investment in Memco ordinary shares.

     The consolidated statement of operations for the year ended December 31, 1997 includes LBMS' operating results for the twelve months ended January 31, 1998. The consolidated statement of operations for the year ended December 31, 1996 includes LBMS' operating results for the twelve months ended April 30, 1997. Due to non-conforming reporting periods of the Company and LBMS, LBMS' operating results for the three months ended April 30, 1997, consisting of revenues of $6,188,000 and net income of $1,074,000, have been included in both the 1997 and 1996 consolidated statements of operations of the Company.

     The consolidated statement of operations for the year ended December 31, 1996 includes ATR's operating results for the twelve months ended December 31, 1996. The consolidated statement of operations for the year ended December 31, 1995 includes ATR's operating results for the twelve months ended June 30, 1996. Due to non-conforming reporting periods of the Company and ATR, ATR's operating results for the six months ended June 30, 1996, consisting of revenues of $5,061,000 and net income of $140,000, have been included in both the 1996 and 1995 consolidated statements of operations of the Company.

     During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 reduction to the Company's accumulated deficit in 1996. This adjustment is reflected in the consolidated statements of stockholders' equity.

     During 1997, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company acquired all of the outstanding capital stock of Vayda Consulting, Inc. ("Vayda"), a leading provider of information technology consulting services, in exchange for 580,231 shares of Common Stock, which had a Market Value of approximately $15,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 67,937 shares of Common Stock. The Company did not restate the consolidated financial statements to reflect the results of Vayda for the periods preceding the acquisition. As a result, the retained earnings of Vayda were recorded as of the acquisition date, causing a $1,014,000 reduction to the Company's accumulated deficit in 1997. This adjustment is reflected in the consolidated statement of stockholders' equity.

     During the second quarter of 1998, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company acquired all of the outstanding capital stock of Vivid Studios Inc. ("Vivid"), a leading developer of internet commerce web sites, in exchange for 204,173 shares of Common Stock, which had a Market Value of approximately $5,400,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 77,267 shares of Common Stock. The Company did not restate the consolidated financial statements to reflect the results of Vivid for the periods preceding the acquisition. As a result, the retained earnings of Vivid were recorded as of the acquisition date, causing a $3,522,000 addition to the Company's accumulated deficit in 1998. This adjustment is reflected in the consolidated statements of stockholders' equity.


Purchase Transactions

     The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to 15 years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

     To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

     The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities that required further refinement and testing. The development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

     The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use other than the use for which the technologies were designed.

     Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

     Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

     Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

     During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

     Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

     Effective February 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition.

     Internationally, effective October 1997, the Company acquired all of the outstanding capital stock of ProMetrics Group Limited ("ProMetrics"), a leading provider of productivity management software, in exchange for approximately $8,000,000 in cash plus 364,396 shares of Common Stock, which had a Market Value of approximately $9,500,000 at the time of the acquisition, plus contingent consideration of approximately $11,000,000, as specified in the acquisition agreement. The Company's issuance of Common Stock was substantially used to retire approximately $7,000,000 of assumed debt under the acquisition agreement.

     On December 23, 1997, the Company and Intel Corporation ("Intel") entered into certain agreements providing for the sale and license to the Company by Intel of certain product technologies and the payment to the Company by Intel of certain cash consideration. In exchange, the Company agreed to issue to Intel 1,768,421 shares of the Company's Class II Series B Preferred Stock ("Preferred Stock"), which had a Market Value of approximately $42,000,000 on the date of the agreement, and to distribute certain products manufactured by Intel. Additionally, the Company licensed certain product technologies to Intel.

     During 1997, the Company also acquired certain other software technologies for an aggregate purchase price of approximately $6,800,000.

     In May 1998, Memco (acquired by the Company on March 29, 1999) acquired all of the shares of Network Information Technology, Inc. ("NIT"), a developer of an internet security application aimed at Unix and Windows NT environments, in exchange for 686,734 shares of Common Stock, which had a Market Value of approximately $28,000,000 at the time of the acquisition.

     In June 1998, Memco (acquired by the Company on March 29, 1999) acquired all of the shares of Abirnet Ltd. ("Abirnet"), a developer of network security applications, in exchange for 523,681 shares of Common Stock, which had a Market Value of approximately $16,000,000 at the time of the acquisition, and approximately $12,000,000 in cash.

     In June 1998, the Company acquired all the outstanding common stock of Geneva Software, Inc. ("Geneva Software"), a leading provider of network management tools, in exchange for 920,615 shares of Common Stock, which had a Market Value of approximately $21,700,000 at the time of the acquisition.

     In June 1998, the Company acquired all the outstanding capital stock of Systems Management Inc. ("SMS"), a provider of mainframe asset management and cost modeling tools, in exchange for approximately $5,500,000.

     In June 1998, the Company acquired all the outstanding capital stock of ICON Computing, Inc. ("ICON"), a provider of modeling technologies, in exchange for 142,570 shares of Common Stock, which had a Market Value of approximately $5,900,000 at the time of the acquisition.

     In June 1998, the Company acquired all the assets of Ergondata Do Brasil LTDA and Senior Consultores Associados LTDA, (collectively "Brazil Acquisitions"), providers of consultancy services relating to the installation and maintenance of specialized computer systems, in exchange for 138,632 shares of Common Stock, which had a market value of approximately $3,600,000 at the time of the acquisition, and approximately $300,000, plus contingent consideration of approximately $3,100,000, as specified in the acquisition agreement.

     In October 1998, the Company purchased substantially all the assets of OpenDirectory Pty Limited and OpenDirectory, Inc. (collectively "OpenDirectory"), providers of enterprise-wide directory service and software solutions, for approximately $25,000,000. The Company may be required to make additional payments of up to $10,000,000 over a period of less than two years, contingent upon the operating results of OpenDirectory during this period.

     During 1998, the Company also acquired eight other software businesses and product technologies, in transactions accounted for as purchases, for an aggregate purchase price of approximately $16,600,000.

     The following summary presents information concerning the purchase price allocations for the acquisitions accounted for under the purchase method during 1998.

                                    In-process
                                     research
                         Purchased      and                            Purchase
Company name             software  development     Goodwill    Other   price (1)
------------             --------  ------------- - ---------- -------- ---------
                                             (in thousands)
Geneva Software........  $ 1,303  $  13,989(2)  $  6,992(2)   $ (276)  $ 22,008
SMS....................      327      4,379          826         207      5,739
ICON...................       --      5,300          630         150      6,080
Brazil Acquisitions....       --        --         4,592          33      4,625
OpenDirectory..........   10,258     10,130        4,329          79     24,796
Abirnet................      750     17,433       10,350          --     28,533
NIT....................    1,000     14,120       12,902          --     28,022
Others.................    2,274      4,120       10,657        (227)    16,824
                         ------- ----------      -------      -------  ---------
                         $15,912 $   69,471     $ 51,278      $  (34)  $136,627
                         ======= ==========     ========      =======  =========

(1)  Purchase prices include costs associated with the acquisition.

(2) During the fourth quarter of 1998, the Company changed its estimate of allocating purchase price and reduced its acquired in-process technology expense by $4,827,000 and increased goodwill by the same amount.

     The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                              1998        1997
                                           ---------   ----------
                                          (in thousands, except
                                             per share data)
                  Revenues..............   $999,028    $774,442
                  Net loss..............    (64,874)   (121,446)
                  Net loss per share....      (0.65)      (1.32)

     The Company estimates aggregate payments for acquisition-related payables in connection with the acquisitions described above to be $33,245,000, $3,280,000 and $3,108,000 for the years ended December 31, 1999, 2000 and 2001, respectively. At December 31, 1998 and 1997, $4,229,000 and $6,590,000, relating to merger costs in connection with the acquisitions described above, were included in other accrued liabilities. These costs included investment banking and other professional fees, write-downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

     The Company may be required to make additional payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amount of these payments was not determinable at December 31, 1998. Additional payments will be charged to excess of cost over net assets acquired, compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are determinable.

3.   Investment Securities

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities as of December 31, 1998 were as follows:

                                                 December 31, 1998
                                      ----------------------------------------
                                      Amortized    Gross      Gross
                                        cost     unrealized unrealized  Fair
                                                  holding    holding    value
                                                   gains       losses
                                      --------- ---------- ---------- --------
                                                   (in thousands)
Current:
  Available-for-sale--
    U.S. Government securities
     and agencies...................   $ 1,010   $     --   $   (6)   $  1,004
    State and municipal bonds.......       225         --      (20)        205
    Corporate bonds.................    40,848         --     (162)     40,686
    Marketable equity securities....     3,677         45     (196)      3,526
    Other...........................    33,820         --       --      33,820
                                      --------   --------   -------   --------
                                      $ 79,580   $     45   $ (384)   $ 79,241
                                      ========   ========   =======   ========

Non-current:
  Available-for-sale--
    U.S. Government securities
     and agencies..................   $  2,031   $     --   $   (2)   $  2,029
    State and municipal bonds......        403         36       --         439
    Corporate bonds................      9,039         --     (145)      8,894
    Mortgage-backed securities.....      8,868          7      (53)      8,822
    Other..........................     15,850         22      (15)     15,857
                                      --------   --------   -------   --------
                                      $ 36,191   $     65   $ (215)   $ 36,041
                                      ========   ========   =======   ========


     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities as of December 31, 1997 were as follows:

                                                December 31, 1997
                                      ----------------------------------------
                                      Amortized    Gross      Gross
                                        cost     unrealized unrealized  Fair
                                                  holding    holding    value
                                                   gains       losses
                                      --------- ---------- ---------- --------
                                                 (in thousands)
Current:
  Available-for-sale--
     U.S. Government securities
      and agencies..................  $  9,395    $     25  $    --    $  9,420
     State and municipal bonds......    10,294          16      (36)     10,274
     Corporate bonds................    15,208          26       (7)     15,227
     Marketable equity securities...       435          --       --         435
     Other..........................    51,827          --       --      51,827
                                      --------    --------   -------    --------
                                        87,159          67      (43)     87,183
                                      --------    --------   -------    --------
     Trading securities--
       Marketable equity securities.     1,075          --     (351)        724

     Held-to-maturity--
       U.S. Government securities
        and agencies................     9,479          15       --       9,494
                                      --------    --------   -------   ---------
                                      $ 97,713    $     82   $ (394)   $ 97,401
                                      ========    ========  ========   =========
Non-current:
     Available-for-sale--
       State and municipal bonds....  $ 25,498    $     55   $   --    $ 25,553

     Held-to-maturity--
       U.S. Government securities
        and agencies................    19,928          33       --      19,961
       Other........................       775          --       --         775
                                      --------    --------   -------   ---------
                                      $ 46,201    $     88   $   --    $ 46,289
                                      ========    ========  ========   =========

     The contractual maturities of debt securities at December 31, 1998 were as follows:

                                                          Fair value
                                                        -------------
                                                        (in thousands)
            Due within one year......................    $  56,895
            Due after one year through five years....       22,403
            Due after five years.....................       12,763
                                                         ----------
                                                         $  92,061
                                                         ==========

     The Company did not sell available-for-sale securities during 1998. Using the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $44,000 and $0 for the year ended December 31, 1997 and $32,000 and $0, respectively, for the year ended December 31, 1996. For the year ended December 31, 1998, the Company sold investments classified as trading securities. Gross realized gains and gross realized losses related to these sales were $476,000 and $0, respectively.

     During 1998, the Company transferred its trading securities in the amount of $770,000 to available-for-sale because the Company no longer had the intent to sell such securities in the near future. The Company sold a portion of its trading securities during 1997 and consequently reclassified the corresponding unrealized gains to realized gains.

4. Property and Equipment

   Property and equipment are summarized as follows:

                                                             December 31,
                                                           1998        1997
                                                        ----------  ----------
                                                              (in thousands)
        Land..........................................   $  1,450    $  1,450
        Real Estate...................................         98          98
        Buildings.....................................      1,705          --
        Furniture and fixtures........................     28,470      36,531
        Computers and software........................     84,287      77,685
        Transportation................................     12,505      12,038
        Leasehold improvements........................     36,756      28,810
                                                        ----------  ----------
                                                          165,271     156,612
        Less accumulated depreciation and amortization     62,121      61,919
                                                        ----------  ----------
                                                         $103,150    $ 94,693
                                                        ==========  ==========

5.   Purchased and Developed Software

     Purchased and developed software consists of the following:

                                                          December 31,
                                                       1998        1997
                                                    ----------  ----------
                                                        (in thousands)
               Purchased software................   $  59,335   $  48,156
               Software development costs........      203,343    141,835
                                                    ----------  ----------
                                                       262,678    189,991
               Less accumulated amortization.....       78,903     72,778
                                                    ----------  ----------
                                                    $  183,775  $ 117,213
                                                    ==========  ==========

     During the years  ended  December  31,  1998,  1997 and 1996,  $90,894,000,
$62,504,000 and $38,555,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $30,551,000, $21,361,000 and $11,309,000 during 1998, 1997 and 1996, respectively. The Company recognized amortization expense applicable to purchased software of $11,798,000, $9,588,000 and $6,497,000 during 1998, 1997 and 1996, respectively. During 1998, the Company retired $29,386,000 in software development costs and related accumulated amortization. During 1997, the Company wrote-off $10,214,000 of capitalized software development costs and $1,450,000 of purchased software related to the restructuring plan executed in May 1997.

6.   Installment Accounts Receivable

     Installment accounts receivable consist of the following:

                                                         December 31,
                                                       1998       1997
                                                    ----------  ----------
                                                         (in thousands)
            Current installment receivables......... $  52,498   $ 42,753
            Allowance for uncollectible amounts.....      (526)      (878)
            Deferred maintenance fees...............    (2,717)   (10,124)
            Unamortized discounts...................    (3,687)    (1,708)
                                                    ----------  ----------
                                                     $  45,568   $ 30,043
                                                    ==========  ==========
            Non-current installment receivables.....  $103,577   $ 58,889
            Allowance for uncollectible amounts.....    (1,374)    (1,616)
            Deferred maintenance fees...............   (33,993)   (27,603)
            Unamortized discounts...................        --     (7,758)
                                                    ----------  ----------
                                                     $  68,210   $ 21,912
                                                    ==========  ==========

     Installment accounts receivable represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years and are recorded net of unamortized discounts, deferred maintenance fees and allowances for uncollectible amounts.

     The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

     Proceeds from the sale of installment receivables for 1998, 1997 and 1996 were approximately $319,782,000, $206,916,000 and $129,328,000, respectively.
There were no accounts receivable sold with recourse for the years ended December 31, 1998 and 1997. As of December 31, 1998 and 1997, there were no potential recourse obligations for accounts receivable sold with recourse previous to 1997.

     The Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Based on the terms of that agreement, potential recourse obligations at December 31, 1998 were approximately $20,000,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and does not expect the potential liability to have a material adverse effect on the Company's future results of operations.


7.   Employee Benefit Plans

     The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $4,766,000, $1,846,000 and $1,189,000 in 1998, 1997 and 1996,
respectively.

8.   Lines of Credit

     At December 31, 1998, the Company had an unsecured bank line of credit for an aggregate of $65,000,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1.25% to the bank's prime rate. This line of credit is subject to limitations based upon certain financial covenants. At December 31, 1998, there were no borrowings outstanding under this line of credit. Additionally, the Company has a line of credit with a Japanese bank for approximately $2,152,000 (based upon current exchange rates), under which borrowings bear interest at a rate of 2.125%. As of December 31, 1998, the Company had outstanding borrowings of approximately $1,197,000 under this line of credit.

     At December 31, 1998, the Company had aggregate letters of credit outstanding for approximately $6,383,000, with expiration dates ranging from February 1999 to April 2000. These letters of credit reduce the balance available under the lines of credit.


9.   Stock Options and Employee Stock Purchase Plan

     As of December 31, 1998, the Company had seven stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan").

     Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below for the years ended December 31, 1998, 1997 and 1996:

                                     1998           1997        1996
                                 ------------  ------------  -----------
                                  (in thousands, except per share data)
            Net loss:
                 As reported..... $ (63,508)    $(115,346)    $(87,278)
                 Pro forma.......   (91,967)     (129,518)     (95,581)
            Net loss per share
                 As reported..... $   (0.65)    $   (1.29)    $  (1.08)
                 Pro forma.......     (0.95)        (1.45)       (1.18)

     Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option plans and Stock Purchase Plan, before effects for income taxes, was approximately $47,850,000, $23,828,000 and $13,885,000 in 1998, 1997
and 1996, respectively.

     Excluding stock option plans assumed pursuant to acquisitions, the Company has seven stock option plans ("Company Plans"). The Employee Incentive Compensation Plan, 1994 Stock Incentive Plan, 1991 Option Plan, 1989 Option Plan and the 1998 Broad Based Option Plan provide for the granting of options to employees for up to an aggregate of 36,160,000 shares. The Chief Executive Option Plan provides for the granting of options for up to 1,600,000 shares to the Company's Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

     In general, the options granted under the Company Plans, excluding the Directors' Option Plan, during 1998, 1997 and 1996, have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options, with the exception of the 1998 Broad Based Plan which granted only non-qualified stock options. Options granted under the Company Plans, excluding the Directors' Option Plan, have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years, and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

     Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996, 1997 and 1998 vest annually over a three-year period beginning one year from the date of grant.

     As discussed in Note 2, the Company has assumed various option grants related to certain acquisitions. The assumption of these option grants resulted in the deemed issuance by the Company of options for 5,891,362, 2,406,569 and 2,219,177 shares in 1998, 1997 and 1996, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

     In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this plan, the Company is authorized to issue up to 5,000,000 shares (excluding shares assumed to be issued pursuant to acquisitions) of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may elect each year to withhold between one and 50 percent of their cash compensation through regular payroll deductions to purchase Common Stock, subject to Internal Revenue Service limitations. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1, or September 1 for employees with a start date between March 1 and August 31) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1998, approximately 59% of eligible employees were participating in the Stock Purchase Plan. Under the Stock Purchase Plan, the Company sold
1,585,766,  985,755  and 281,725  shares to  employees  in 1998,  1997 and 1996, respectively (including amounts relating to acquired companies).

     The  fair  value  of  the  stock  option  grants  is  estimated  using  the
Black-Scholes option-pricing model, with the following weighted-average assumptions used for stock option grants in 1998, 1997 and 1996, respectively: weighted average option price, which equals the fair market value at date of grant, of $19.86, $14.99 and $14.23; expected dividend yields of 0% for all years; expected volatility of 64%, 61% and 55%; risk-free interest rates of 4.66%, 5.66% and 6.37%; and an expected life of five years for all years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for purchase rights granted in 1998, 1997 and 1996, respectively: average fair market value of $22.67, $13.75 and $10.75; average option price of $15.36, $11.69 and $9.14; expected dividend yield of 0% for each year; expected volatility of 64%, 61% and 55%; average risk-free interest rate of 4.69%, 5.52% and 5.42%; and expected life of three months for each year.

     Stock option plan activity during the years ended December 31, 1998, 1997 and 1996 was as follows:


                             1998                  1997                  1996
                            --------             --------              --------
                            Weighted             Weighted              Weighted
                             average              average               average
                            exercise             exercise              exercise
Fixed Options    Shares      price     Shares     price     Shares       price
--------------   ---------- --------  ---------   -------- ---------- ---------
Outstanding at
 beginning
 of year.......  17,271,094  $13.30  15,147,172   $11.95    12,467,736   $10.71
Granted........  11,676,184   19.86   5,893,817    14.99     5,242,640    14.23
Exercised......  (3,343,662)  11.73  (2,113,328)   11.32    (1,657,312)   11.16
Canceled.......  (1,114,036)  15.59  (1,656,567)    9.49      (905,891)    9.61
                -----------          -----------            -----------
Outstanding at
 end of year...  24,489,580   16.54  17,271,094    13.30    15,147,173    11.95
                ===========          ==========             ==========
Options
 exercisable at
 year-end......   9,232,723           7,298,672              6,891,404
                ===========          ==========             ==========
Weighted-average
 fair value of
 options granted
 during the year   $ 12.34             $ 10.12                  $ 7.50

     The following table summarizes information about fixed stock options outstanding at December 31, 1998:


                         Options outstanding               Options exercisable
                        ----------------------            --------------------
                                      Weighted
                                      average    Weighted              Weighted
                                     remaining    average               average
         Range of          Number   contractual  exercise    Number    exercise
      Exercise prices    of shares     life        price    of shares    price
     ------------------  --------- -----------  ---------  ---------  ---------
     $ 0.0025--$10.7500  3,592,342    6.14      $  7.23    2,417,147   $  7.24
     $10.8750--$13.6250  4,978,617    7.11      $ 12.79    2,546,535   $ 12.78
     $13.7000--$17.1306  5,739,097    8.41      $ 14.66    2,448,461   $ 14.80
     $17.2000--$21.5311  5,129,496    8.56      $ 19.49    1,444,554   $ 18.85
     $21.5625--$36.4026  5,050,028    9.20      $ 24.50      376,026   $ 28.39
                        ----------                         ---------
                        24,489,580    8.00      $ 16.34    9,232,723   $ 13.45
                        ==========                         =========


10.   Preferred Stock

     On December 23, 1997, the Company agreed, pursuant to a stock purchase agreement, to issue to Intel 1,768,421 shares of its Preferred Stock, which had a fair market value of approximately $42,000,000 on the date of subscription, in exchange for certain product technologies and other intangible assets. The shares of Preferred Stock were subscribed for as of December 31, 1997 and subsequently issued on January 14, 1998.

     The holders of the Preferred Stock have the option to convert, at any time, each share of Preferred Stock into one share of Common Stock. Each share of Preferred Stock will automatically convert into one share of Common Stock upon the transfer by any holder of Preferred Stock in a non-permitted transfer. In the event of a liquidation of the Company, the holders of the Preferred Stock are entitled to receive $23.75 per share plus the amount of any declared but unpaid dividends. The conversion and liquidation terms are subject to adjustment based upon subsequent changes in equity interests.

     As of December 31, 1998, the Company had reserved 1,768,421 shares of its authorized Common Stock to be issued upon conversion of the Preferred Stock.


11.   Income Taxes

     Income (loss) from continuing operations before income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                                       1998        1997        1996
                                    ---------   ---------   ---------
                                             (in thousands)
            U.S...................  $(38,009)   $(112,681)  $(73,844)
            Non-U.S...............     7,119       17,707    (18,701)
                                    ---------   ----------  ---------
                 Total............  $(30,890)   $ (94,974)  $(92,545)
                                    =========   ==========  =========

     Income tax expense (benefit) from continuing operations for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                                               1998        1997       1996
                                            ----------  ----------  ---------
                                                       (in thousands)
   Current:
       Federal............................   $   --      $   --      $ 2,635

       State..............................     1,041       1,159         336
       Foreign............................     3,994       2,309       1,987
   Deferred:
       Federal............................    25,193      22,048      (9,458)
       State..............................     2,390      (3,539)     (4,179)
       Foreign............................       --       (2,630)         --
                                            ----------  ----------   --------
                                             $32,618     $19,347     $(8,679)
                                            ==========  ==========   ========

         The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows for the years ended December 31, 1998, 1997 and 1996:

                                                  1998        1997      1996
                                                --------- ----------- ---------
                                                         (in thousands)
   Income tax computed at statutory rate......  $(10,811)  $(33,242)  $(32,391)
   State income taxes, net of Federal
    tax expense (benefit).....................     3,205     (5,540)    (5,260)
   Research and experimentation credits.......    (3,540)    (3,882)    (1,720)
   Foreign tax credit.........................      (181)      (117)       (59)
   Foreign taxes..............................       965      1,271        751
   Foreign sales corporation..................    (1,553)      (557)    (1,036)
   Municipal bond interest....................      (967)      (998)      (289)
   Nondeductible merger and acquisition costs.    25,847     10,683      8,695
   Change in valuation allowance..............     7,750     43,365     18,490
   Losses with no tax benefit to subsidiaries.     8,653      5,009      2,422
   Nondeductible withholding taxes............     1,094         --        --
   Other......................................     2,156      3,355      1,718
                                                --------   --------   ---------
   Effective tax..............................  $ 32,618   $ 19,347   $ (8,679)
                                                ========   ========   =========


     The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                              1998      1997
                                                            --------- ---------
                                                              (in thousands)
     Deferred tax assets:
         Deferred revenue..............................    $  9,138   $  5,895
         Allowance for doubtful accounts...............       1,558        670
         Net operating loss carryforwards..............     135,058    125,005
         Foreign net operating losses..................       2,630      2,630
         General business, AMT and state tax credits...       9,927     13,981
         Foreign tax credits...........................         647        952
         Accrued expenses and reserves.................       8,961     13,031
         Rent abatement................................       2,726      2,471
         Other.........................................      12,482      8,806
                                                            --------   --------
              Total gross deferred tax assets..........     183,127    173,441
         Less valuation allowance......................    (121,683)  (113,933)
              Net deferred tax assets..................      61,444     59,508
                                                            --------   --------
     Deferred tax liabilities:
         Capitalized software, net.....................      61,252     36,420
         Installment sales.............................          --        819
         Other.........................................          --      1,502
                                                            --------   --------

              Total gross deferred tax liabilities.....      61,252     38,741
                                                            --------  ---------
              Net deferred tax assets..................     $   192   $ 20,767
                                                            ========  =========

     The net change in the valuation allowance during 1998, 1997 and 1996 was an increase of $7,750,000, $43,365,000 and $18,490,000, respectively.

     The Company has reduced gross deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1998 reflects management's estimate of the amount that will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

     At December 31, 1998, the Company had approximately $350,270,000 of net operating loss carryforwards and $10,574,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any. The net operating loss carryforwards expire between 2004 and 2018. The tax credit carryforwards expire between 2002 and 2018. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.


12.   Convertible Subordinated Notes

     In November 1996, the Company issued $115,000,000 of convertible subordinated notes (the "1996 Notes") due November 15, 2001, bearing interest at 6.75% annually. Interest is payable semi-annually on May 15 and November 15. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15, 1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount. During 1998 and 1997, $36,000 and $10,000, respectively, of the 1996 Notes were converted to Common Stock. As of December 31, 1998, $114,954,000 of the 1996 Notes were outstanding.

     The Company estimated the fair value of the 1996 Notes as of December 31, 1998 and 1997 at approximately $170,132,000 and $236,879,000, respectively, based upon their trading price on the Nasdaq SmallCap Market on that date.

     In December 1997, the Company issued $150,000,000 of convertible subordinated notes (the "1997 Notes") due December 15, 2002, bearing interest at 6.25% annually. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1998. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing December 15, 2000 at 102.5% of their principal amount and during the twelve-month period commencing December 15, 2001 at 101.25% of their principal amount. As of December 31, 1998, $150,000,000 of the 1997 Notes were outstanding.

     The Company estimated the fair value of the 1997 Notes as of December 31, 1998 and 1997 at approximately $131,820,000 and $159,375,000, respectively, based upon their bid price in the convertible debentures market on that date.

     For the years ended December 31, 1999, 2000, 2001 and 2002, aggregate annual maturities of the 1996 Notes and the 1997 Notes are $0, $0, $114,954,000 and $150,000,000, respectively.


13.   Restructuring

     In August 1996, the Company's wholly-owned subsidiary, LBMS (acquired as of May 12, 1998), executed a plan to restructure its operations. During the second half of 1996, LBMS recorded a restructuring charge of $14,109,000, net of $3,512,000 in sublease rentals and recoveries from the sale of a product line. The restructuring charge was comprised primarily of abandoned lease costs, severance and other personnel costs and write-offs of excess equipment and other assets. During 1997, LBMS recorded a restructuring benefit of $1,490,000 related to sublease rental activity. This benefit was offset against the Company's restructuring charge recorded in 1997, as discussed below.

     In the fourth quarter of 1996, the Company's wholly-owned subsidiary, Logic Works (acquired as of May 28, 1998), implemented a restructuring plan to streamline its operations by reducing its workforce, consolidating and reorganizing certain operations and writing off certain fixed assets and other impaired assets. The plan included the closing and moving of several offices and the termination of approximately 25 employees across all departments. Logic Works recorded a charge of $2,203,000 relating to this restructuring.

     In May 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the previous three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

     The Company recorded a restructuring charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; write-offs of excess equipment, furniture and fixtures; write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and severance and other employee-related costs of the terminated staff.

     During 1998, the Company recognized a restructuring benefit of $10,964,000 related to the Company's occupation of previously vacated facilities and the relief of obligations under cancelled lease agreements, as well as sublease rental activity. This restructuring benefit represents the recovery of certain restructuring charges recorded by the Company in the second quarter of 1997, as discussed above.

     The following table summarizes the Company's restructuring activity for the years ended December 31, 1998 and 1997:

                                                   Intangible
                                                     assets
                                                      and
                                                    penalties
                                         Severance    for      Property
                               Excess      and     cancelled      and
                             facilities  benefits  agreements  equipment Total
                            ------------ --------- ----------  --------- ------
                                              (in thousands)
Total accrued restructuring
 costs at December 31, 1996.                                             $10,963
                                                                         =======
1997 restructuring charges:
    Cash-related charges.... $22,542     $10,364    $ 3,236     $   --   $36,142

    Non-cash charges........      --          --     16,177       3,510   19,687
                             --------    --------   --------    -------- -------
                             $22,542     $10,364    $19,413     $ 3,510  $55,829
                             ========    ========   ========    ======== =======
Payments made in 1997.......                                             (17,784)
Write-offs taken in 1997....                                             (19,687)
                                                                          -------
Total accrued restructuring
 costs at December 31, 1997.                                             29,321
Less current portion........                                              7,391
                                                                         --------
Long-term accrued
 restructuring costs........                                             $21,930
                                                                         ========
Total accrued restructuring
 costs at December 31, 1997.                                             $29,321
Payments made in 1998.......                                             (10,682)
Recoveries incurred in 1998.                                             (10,964)
                                                                         --------
Total accrued restructuring
 costs at December 31, 1998.                                              7,675
 Less current portion.......                                              2,390
                                                                         --------
Long-term accrued
 restructuring costs........                                             $ 5,285
                                                                         ========

14.   Derivative Financial Instruments

     The Company conducts business on a global basis in numerous major international currencies and is, therefore, exposed to adverse movements in foreign currency exchange rates. The Company has established a foreign currency hedging program utilizing forward foreign exchange contracts to reduce certain currency exposures. These contracts hedge exposures associated with nonfunctional currency assets and liabilities denominated in Japanese, Australian, Canadian, numerous Asian and various European currencies. At the present time, the Company hedges only those currency exposures associated with certain nonfunctional currency assets and liabilities resulting from intercompany balances and does not generally hedge anticipated foreign currency cash flows. The Company does not enter into forward exchange contracts for trading purposes.

     Gains and losses on the foreign currency forward exchange contracts are included in other income and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. The Company's forward contracts generally have original maturities of one month.

     The table below provides information as of December 31, 1998 about the Company's foreign currency forward exchange contracts, including notional values of outstanding forward contracts purchased and sold and the unrealized gains or losses recorded for each contract.


                                     Notional                   Unrealized
                                       value       Notional      gains
                                     purchased    value sold    (losses)
                                    -----------  ------------   ----------
                                                (in thousands)
            European currencies..... $  6,565     $(16,774)       $  (69)
            Asian currencies........      890       (3,028)           13
            Japanese Yen............       --       (3,306)           23
            Australian Dollar.......       --       (1,811)           (5)
            Canadian Dollar.........      318           --             2
                                     ---------    ---------       -------
                 Total.............. $  7,773     $(24,919)       $  (36)
                                     =========    =========       =======

     While the notional or contract amounts of the Company's forward exchange contracts provide one measure of the volume of these transactions, they do not represent the Company's full exposure to credit risk. The Company faces additional risks if the banking counterparties are unable to meet the terms of the agreements. The Company has established policies to minimize such risks and will only execute forward exchange contracts with major financial institutions. The Company has assessed the potential exposure related to default by such institutions to be minimal.


15.   Commitments and Contingencies

Operating Leases

     The Company leases office space and certain computer and telecommunications equipment under long-term lease agreements expiring through the year 2013. Total future minimum lease payments under noncancelable leases are as follows:

                                         Amount
                                      -------------
                                      (in thousands)
                  1999...............   $  58,184
                  2000...............      44,666
                  2001...............      34,469
                  2002...............      28,001
                  2003...............      15,203
                  Thereafter.........      59,621
                                        ----------
                            Total...    $ 240,144
                                        ==========

     Future minimum lease payments have not been reduced by minimum sublease rentals of $4,433,000 due in the future under noncancelable subleases. Total rent expense under all operating leases, net of insignificant sublease rental income, amounted to $37,448,000, $36,445,000 and $26,763,000 in 1998, 1997 and
1996, respectively.

Litigation

     The Company is subject to certain legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

Other

     Memco, a wholly-owned subsidiary of the Company (acquired as of March 29, 1999), received participation payments from the Government of Israel through the Misistry of Industry and Trade--the Office of the Chief Scientist in connection with its software development. Cumulative participation payments received totaled $4,620,000, including $2,038,000 in 1998, $1,030,000 in 1997 and
$744,000 in 1996. In return for the participation, Memco is committed to pay royalties at a rate of 3% to 5% of sales of the developed product, up to 100% of the amount of grantes received. Memco has paid cumulative royalties in the amount of $2,419,000, including $1,021,000 in 1998, $901,000 in 1997 and
$458,000 in 1996.



16.   Other Income (Expense), Net

     Other income (expense), net, for the years ended December 31, 1998, 1997 and 1996 is comprised of the following:

                                                   1998       1997       1996
                                                ----------  ---------  --------
                                                          (in thousands)
Interest income................................ $ 17,339    $ 12,619   $ 10,032
Interest expense...............................  (18,072)     (9,537)    (2,295)
Foreign exchange gains (losses)................     (458)        597       (301)
Net realized gains on sales of investments.....      476          44         32
Unrealized gains (losses) on marketable equity
   securities..................................       57      (1,277)       923
Other..........................................        7        (142)       (34)
                                                ----------   --------- ---------
                                                $   (651)   $  2,304   $  8,357
                                                ==========   ========= ========

17.   Segment and Geographic Information

     The Company has two reportable segments consisting of software and professional services. The software segment develops, markets, and supports software products. The professional services segment provides professional services related to such software products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Certain expenses of the Company, including special general and administrative charges, restructuring charges, merger costs, and acquired in-process technology, are not allocated to individual segments. The Company does not allocate total assets to its segments.

     The following table presents information about the Company's industry segments for the years ended December 31, 1998, 1997 and 1996:

                                            Professional
                                  Software   Services   Unallocated    Total
                                  --------- ----------- ----------- -----------
                                                 (in thousands)
 1998
    Revenues..................... $ 736,306  $ 254,534 $     --    $   990,840

    Amortization of excess cost
     over net assets acquired....   (14,105)       --        --        (14,105)
    Other costs and expenses.....  (661,506) (235,914)  (109,554)   (1,006,974)
                                  ---------- --------- ----------  ------------
    Operating income (loss)...... $  60,695  $ 18,620  $(109,554)  $   (30,239)
                                  ========== ========= =========== ============
 1997
    Revenues..................... $ 575,001  $189,154  $      --   $   764,155

    Amortization of excess cost
     over net assets acquired....    (6,360)       --         --        (6,360)
    Other costs and expenses.....  (538,053) (170,847)  (146,173)     (855,073)
                                  ---------- --------- ----------  ------------
    Operating income (loss)...... $  30,588  $ 18,307  $(146,173)  $   (97,278)
                                  ========== ========= =========== ============
 1996
    Revenues..................... $ 413,645  $150,184  $      --   $   563,829

    Amortization of excess cost
     over net assets acquired....    (5,317)       --         --        (5,317)
    Other costs and expenses.....  (440,448) (145,443)   (73,523)     (659,414)
                                  ---------- --------- ----------  ------------
    Operating income (loss)...... $ (32,120) $  4,741  $ (73,523)  $  (100,902)
                                  ========== ========= =========== ============


     The following table presents information about the Company by geographic area for the years ended December 31, 1998, 1997 and 1996. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                  Domestic     Europe     Other      Total
                                 ----------   --------   --------  ----------
                                                (in thousands)
   1998
      Revenues.................. $713,342    $184,266   $ 93,232   $  990,840
      Operating income (loss)...  (91,249)     39,324     21,686      (30,239)
      Identifiable assets.......  981,953     137,891     95,715    1,215,559

   1997
      Revenues..................  573,078     127,438     63,639      764,155
      Operating income (loss)... (114,985)      4,934     12,773      (97,278)
      Identifiable assets.......  848,006     108,541     61,417    1,017,964

   1996
      Revenues..................  409,096     104,633     50,100      563,829
      Operating loss............  (82,201)    (13,938)    (4,763)    (100,902)
      Identifiable assets.......  644,883      85,288     36,932      767,103


     The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1998, 1997 and 1996 include all merger costs, restructuring charges and acquired in-process technology charges.

     No single customer accounted for 10% or more of total revenues in 1998, 1997 or 1996.

18.   Discontinued Operations

     On July 29, 1997, Mastering, a wholly-owned subsidiary of the Company (acquired as of April 21, 1998), announced its intention to dispose of its outdoor media business segment. On September 16, 1997, Mastering sold the assets of its outdoor media business segment for approximately $4,000,000 in cash and approximately $600,000 in notes receivable, resulting in a pre-tax gain of approximately $1,100,000. Mastering approved the disposition of the outdoor media business segment, including a plan for Mastering to identify potential buyers, on May 17, 1997. As a result, the segment is accounted for as a discontinued operation in the consolidated financial statements for all periods presented, with a measurement date of May 17, 1997.

     The following table presents approximate revenues and net income (loss) for the outdoor media business segment for the period of January 1, 1997 to September 16, 1997 and the year ended December 31, 1996:

                                  January 1, 1997        For the Year Ended
                                to September 16, 1997     December 31, 1996
                                ---------------------    -------------------
                                                (in thousands)
         Revenues.............       $  2,100                 $  3,900
         Net income (loss)....           (200)                     500


     Included in the net loss for the period of January 1, 1997 to September 16, 1997 is approximately $200,000 of costs related to the sale of the segment. The net loss for the period of May 18, 1997 to September 16, 1997 was approximately $800,000.

     On July 29, 1997, Mastering announced its intention to dispose of its interactive business segment. On September 26, 1997, Mastering sold the assets of its interactive business segment for $13,500,000 in cash and the right to future payments contingent on the segment's future earnings, resulting in a pre-tax gain of approximately $5,600,000. As result of this transaction, the interactive business segment is accounted for as a discontinued operation in the consolidated financial statements for all periods presented, with a measurement date of July 28, 1997.

     The following table presents approximate revenues and net loss for the interactive business segment for the period of January 1, 1997 to September 26, 1997 and the year ended December 31, 1996:

                               January 1, 1997       For the Year Ended
                            to September 26, 1997     December 31, 1996
                            ---------------------    -------------------
                                            (in thousands)
             Revenues.....    $  13,000                   $  14,300
             Net loss.....       (5,100)                     (4,100)


     Included in the net loss for the period of January 1, 1997 to September 26, 1997 is approximately $1,500,000 of costs related to the organizational realignment and the sale of the interactive business segment. The net loss for the period of July 29, 1997 to September 26, 1997 was approximately $2,600,000.

     Mastering sold the following assets and was relieved of the following liabilities related to the outdoor media and interactive business segments at their respective sale dates (in thousands):

    Assets:

         Current assets
           Accounts receivable, net..............  $ 3,938
           Other current assets..................    2,345
                                                    ------
                Total current assets.............    6,283
                                                    ------
           Property, plant and equipment, net....    5,711
           Goodwill and other assets, net........    3,389
                                                    ------
                Total assets.....................   15,383
                                                    ------

     Liabilities:
         Current liabilities
           Accounts payable......................      778
           Accrued liabilities...................    1,764
           Other current liabilities.............    1,148
                                                   -------
                Total current liabilities........    3,690
                                                   -------
           Non-current liabilities...............      277
                                                   -------
                Total liabilities................    3,967
                                                   -------
      Net assets sold............................  $11,416
                                                   =======

19.   Subsequent Events

     Effective January 1, 1999, the Company reorganized its legal structure into a holding company structure, under which the operations of the Company are conducted through direct and indirect wholly-owned subsidiaries. Certain of these subsidiaries, including PLATINUM technology IP, inc. and PLATINUM technology, inc. (collectively, the "Obligor Subsidiaries") commenced substantive operations. The corporate structural changes were made to reflect the Company's global focus and to provide greater operational flexibility, as well as allow for more efficient tax planning in the future. The Obligor Subsidiaries were established with de minimis capitalizations from the Company as of December 31, 1998. The Obligor Subsidiaries are joint and several obligors on the 1996 Notes and the 1997 Notes previously issued by the Company. There are currently no significant restrictions on the Company's ability to obtain funds from the Obligor Subsidiaries.

     On February 22, 1999, the Company announced a restructuring plan to streamline operations, increase profitability, and deliver greater value to customers and shareholders. The Company believes that this restructuring plan will yield approximately $90 million (unaudited) in annual savings and significantly increase operating margins. As a result of these actions, the Company expects to incur a one-time charge of approximately $90 to $110 million (unaudited) in the first quarter of 1999.

     On March 29, 1999, the Company and Computer Associates International, Inc. ("CA") announced the execution of a merger agreement pursuant to which CA has agreed to acquire the Company through a cash tender offer. Under the terms of the merger agreement, a wholly-owned subsidiary of CA will offer to purchase all outstanding shares of the Company's Common Stock for $29.25 per share. Consummation of the tender offer is subject to certain conditions, including the condition that at least a majority of the outstanding shares of the Company's Common Stock be tendered and not withdrawn. Consummation of the tender offer is also subject to the expiration or termination of any applicable antitrust waiting period. Following completion of the tender offer and subject to certain conditions, the Company will merge into the subsidiary of CA, with the Company surviving as a wholly-owned subsidiary of CA. The transactions are currently expected to be completed in mid-1999.

                     Computer Associates International, Inc.
                Pro Forma Condensed Combined Financial Statements
                                   (Unaudited)


         The unaudited pro forma condensed combined balance sheet as of March 31, 1999 gives effect to the merger as if it had occurred on March 31, 1999. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 1999 gives effect to the merger as if it had occurred on April 1, 1998. The unaudited pro forma information is based on the historical financial statements of the Registrant and PLATINUM giving effect to the transaction under the purchase method of accounting as well as assumptions and adjustments as indicated in the Notes below.

         The Registrant has a fiscal year end of March 31 while PLATINUM has a fiscal year end of December 31. The operations of the Registrant for the year ended March 31, 1999 have been combined with PLATINUM's operations for the twelve months ended March 31, 1999. PLATINUM's financial statements for the twelve months ended March 31, 1999 have been derived by combining PLATINUM's results of operations for the nine months ended December 31, 1998 and for the three months ended March 31, 1999.

         The estimated charge of $644 million resulting from purchased research and development costs has been reflected as a reduction of stockholders' equity in the pro forma condensed balance sheet as of March 31, 1999. This same charge has been excluded from the pro forma condensed statement of operations for the year ended March 31, 1999 since the charge is non-recurring and directly related to the acquisition.

         The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the transaction been in effect during the periods presented and should not be construed as representative of future operations.

                   Pro Forma Condensed Combined Balance Sheet
                   of Computer Associates International, Inc.
                              as of March 31, 1999
                                  (Unaudited)

                                 (In millions)

                                            (A)
                            Historical    Historical   Pro Forma     Pro Forma
                            Registrant    PLATINUM     Adjustments    Results
                            ----------    ----------   -----------    --------
ASSETS
Current assets:
Cash and cash equivalents    $  399       $  207                     $   606
Marketable securities           137           30                         167
Trade and installment
 accounts receivable, net     2,021          260                       2,281
Other current assets             74           38                         112
                             -----------------------------------------------
     Total current assets     2,631          535                       3,166
                             -----------------------------------------------

Non-current installment
 accounts receivable, net     2,844           47                       2,891

Property and equipment, net     598          100                         698

Purchased software products,
 net                            221          166        $  804 (B)     1,191

Excess of cost over
 net assets acquired, net     1,623           77         2,459 (B)     4,159

Other assets                    153           83                         236
                             -----------------------------------------------
            Total assets     $8,070       $1,008        $3,263       $12,341
                             ===============================================


LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current liabilities:
Loans payable and current
 portion of long-term debt      492           4         1,500 (C)     $1,996
Income taxes payable            312           7                          319
Other current liabilities     1,059         374           505 (D)      1,938
                             -----------------------------------------------
   Total current liabilities  1,863         385         2,005          4,253
                             -----------------------------------------------

Long-term debt, net of
 current portion              2,032         269         2,041 (C)      4,342

Deferred income taxes         1,034         ---            63 (B)      1,097

Deferred maintenance revenue    412          94                          506

Other non-current liabilities   ---          58                           58
                             -----------------------------------------------
            Total liabilities 5,341         806         4,109         10,256
                             -----------------------------------------------

   Total stockholders' equity 2,729         202          (846)(B)      2,085
                             -----------------------------------------------
   Total liabilities and
     stockholders' equity    $8,070      $1,008        $3,263        $12,341
                             ===============================================

See Notes to Pro Forma Condensed Combined Financial Statements.

              Pro Forma Condensed Combined Statement of Operations
                  of Computer Associates International, Inc.
                              as of March 31, 1999
                                   (Unaudited)

                     (In millions, except per share amounts)

                                              (A)
                               Historical  Historical   Pro Forma    Pro Forma
                               Registrant   PLATINUM   Adjustments    Results
Revenue:
  Product revenue and other
   related income                $4,511       $784                    $5,295
  Maintenance fees                  742        184                       926
                                 -------------------------------------------
      Total revenue               5,253        968                     6,221

Costs and expenses:
  Selling, marketing and
   administrative                 2,038        592                     2,630
  Product development and
   enhancements                     423        197                       620
  Commissions and royalties         263         98                       361
  Depreciation and
   amortization                     325         93         279(E)        697
  Interest expense, net             123          2         230(F)        355
  Purchased research and
   development                      ---         69                        69
  One-time charges                1,071(G)     241(H)      (20)(I)     1,292
                                 -------------------------------------------
     Total costs
      and expenses                4,243      1,292         489         6,024
                                 -------------------------------------------

Income (loss) before
 income taxes                     1,010       (324)       (489)          197
Income tax expense
 (benefit)                          384          7        (128)(J)       263
                                 -------------------------------------------
Net income (loss)                  $626      ($331)      ($361)         ($66)
                                 ===========================================

Basic earnings (loss) per share   $1.15                               ($0.12)
                                 ===========================================
Basic weighted average
 shares used in computation         545                                  545

Diluted earnings (loss)per share  $1.11                               ($0.12)
                                 ===========================================
Diluted weighted average
 shares used in computation         562                                  545


See Notes to Pro Forma Condensed Combined Financial Statements.


                    Computer Associates International, Inc.
           Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)


(A) Certain reclassifications were made to conform PLATINUM's categorizations to those of the Registrant.

(B) Estimated valuation adjustments of PLATINUM's assets and liabilities resulting from the preliminary allocation of the purchase price, elimination of stockholders' equity and the anticipated $644 million after-tax charge taken at the time of the acquisition for purchased research and development costs related to acquired technology that has not reached the working model stage and has no alternative future use.

(C) Represents anticipated borrowings to fund the acquisition. Total borrowings include $1,500 million in current maturities and the remaining in non-current maturities. Borrowings currently bear an annual interest rate of approximately 6.5%.

(D) Estimated accrued expenses associated with the change of control, termination of leases, and other acquisition related reserves.

(E) Represents one year of amortization expense of capitalized purchased software and excess of cost over net assets acquired. Amortization of purchased software is expected to occur ratably over a seven-year period. Amortization of the excess of cost over net assets acquired is expected to occur ratably over a fifteen-year period.

(F) Represents one year of interest expense at 6.5%. Annual interest expense before taxes for the year ended March 31, 1999 would change by approximately $4.4 million for each 1/8% change in the interest rate of the debt.

(G) Represents a $1,071 million one-time charge related to the Registrant's 1995 Stock Plan.

(H) Represents a $125 million expense for restructuring charges, $64 million expense for merger costs and $52 million expense for other one-time charges.

(I) Represents the elimination of a $20 million fee charged to PLATINUM by the Registrant during initial negotiation of the acquisition. PLATINUM expensed this fee as incurred.

(J) Represents the estimated tax effect of the pro forma adjustments (exclusive of the $20 million adjustment for which no historical tax benefit was recognized and exclusive of the goodwill amortization which is not tax-deductible) at an estimated effective tax rate of 37%.